Exhibit 99.1

Event ID: 1972652

Culture: en-US

Event Name: Q1 2009 The Mosaic Company Earnings Conference Call

Event Date: 2008-10-02T15:00:00 UTC

P: Operator;

C: Christine Battist;The Mosaic Company;Director, IR

C: Jim Prokopanko;The Mosaic Company;President, CEO

C: Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning

P: Edlain Rodriguez;Goldman Sachs;Analyst

P: Donald Carson;Merrill Lynch;Analyst

C: Larry Stranghoener;The Mosaic Company;EVP, CFO

P: Mike Judd;Greenwich Consultants;Analyst

P: Nils Wallin;Credit Suisse;Analyst

P: David Silver;JPMorgan;Analyst

P: Mark Gulley;Soleil Securities;Analyst

P: Brian Yu;Citigroup;Analyst

P: Vincent Andrew;Morgan Stanley;Analyst

P: Steve Byrne;Merrill Lynch;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen. And welcome to The Mosaic Company’s fiscal 2009 first quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be opened for questions following today’s presentation. Your host for today’s call is Christine Battist, Director, Investor Relations, of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, and welcome to Mosaic’s fiscal 2009 first quarter conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer, and Dr. Mike Rahm, Vice President—Market Analysis and Strategic Planning and other members of the Mosaic senior leadership team. We will be using presentation slides during the conference call today. You may view the slides simultaneously with the audio webcast. The slides are available on our website, Mosaicco.com/investors and may enhance our discussion but are not a requirement to the call. If you are unable to download the slides please contact me after the call and I’ll send the slides to you.

We will be making forward-looking statements during the call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, October 2, 2008, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday, and in our reports filed with the Securities and Exchange Commission. This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now, I’ll turn the call over to Jim who will recap some of the highlights from our first quarter results. Then Mike Rahm will share some insights on the agricultural sector and outlook and finally Jim will share some updates to our financial guidance and comment on our cash position. Jim?

Jim Prokopanko: Well, good morning. And thank you for joining us today. Unquestionably, we are facing historic events in both the financial and commodity markets, with much yet to be sorted out. Against this volatile backdrop, we began Mosaic’s fiscal 2009 year by delivering another quarter of record performance with quarterly earnings nearly four times the prior year. We continue to believe that we are well-positioned financially, strategically, and operationally to serve our customers worldwide and execute on the strong, long-term fundamentals of the agricultural sector.

I’ll begin by highlighting a few financial metrics related to our first quarter results as summarized on slide four. Our results were driven by higher selling prices due to strong customer demand, underpinned with strong agricultural fundamentals and our ability to operate our mines, plants and supply chains effectively. These factors more than offset higher sulfur and ammonia costs, higher Canadian resource taxes and royalties and mark-to-market derivative losses.

Net earnings for the quarter were $1.2 billion or $2.65 per diluted share, or nearly four times the first quarter earnings of fiscal 2008. Gross margins improved 12 percentage points to 38% compared to a year ago at 26%. These results included net unrealized mark-to-market derivative losses of $115 million, or $0.18 per share, and a foreign currency transaction gain of $87 million, or $0.13 per share.

Our Potash segment delivered a strong quarter primarily driven by higher selling prices. Operating earnings were $478 million, quadruple the same period last year. Potash price increases more than offset higher resource taxes and royalties and unrealized mark-to-market derivative losses, such that gross margin grew to 52% versus 31% last year.

Our Phosphate segment posted another outstanding quarter, despite higher raw material costs and lower than expected selling prices. Phosphates posted operating earnings of $951 million or triple the operating earnings from the same period last year. Gross margins expanded to 39% versus 30% last year. The average DAP selling price for the quarter was $1,013 per tonne, modestly below our guidance.

Following strong increases in the past year, DAP prices leveled off toward the end of the first quarter. Combined effects of softer seasonal demand, higher customer inventory levels, and falling raw material costs have led to a shift of customer sentiment resulting in more cautious purchasing behaviors. To better balance inventories and supply chain demands, we will adjust our phosphate production levels downward during the next several months by 500,000 to as much as 1 million tonnes and adjust our sales volume guidance by similar amounts. We anticipate stronger phosphate buying activity in the second half of the fiscal year and remain very confident that the long-term phosphate fundamentals are positive. Dr. Mike Rahm will speak more about the market outlook in a moment.

Our Offshore segment once again posted strong performance with operating earnings of $159 million, well above any prior quarterly results. This increase was the result of higher selling prices and gains earned from positioning inventories in a period of rising selling prices. Gross margins were 17%, versus 10% last year. In the future, the Offshore gross margin is expected to be lower than in recent quarters if selling prices do not continue to increase.

I’ve asked Dr. Mike Rahm to share some insights on the market outlook with a focus on the longer term fundamentals that we believe to be positive. Mike?

Mike Rahm: Thank you, Jim and good morning everyone. A number of factors ranging from the current turmoil in financial markets to uncertainties caused by government policies have clouded our crystal ball. But as we peer through the fog we continue to see a very positive outlook for agriculture and for our two core businesses. Let’s begin with agriculture.

Agricultural fundamentals still look rock solid to us. Farmers have responded to record high agricultural commodity prices by growing bin-busting crops during the last two years. Slide five shows that global grain and oil seed production has increased more than 200 million tonnes during the last two years.

That is an outstanding supply response. Yet slide six shows that back-to-back record harvests have barely moved the needle measuring overall grain and oilseed stocks. You can see from the crosshatched bars that inventories now are projected to increase 23 million tonnes and stocks as a percentage of use is forecast to inch up just slightly.

The record crop this year has calmed agricultural commodity markets following the near panic attack earlier this summer when heavy rains and flooding delayed planting and damaged crops in many parts of the U.S. corn belt. However, our analysis indicates that another bumper crop is required next year to meet the demands for food and fuel as well as to build stocks to more secure levels. That means farmers will need to plant more area and intensify cropping practices in order to increase yields.

The three bars on the right of this chart illustrate the potential outcomes for low, medium and high production and use scenarios in 2009. We draw three conclusions from this analysis. First, trend line yields next year are not good enough to meet projected demand, let alone build stocks to more secure levels. In fact, under the medium term scenario, global grain and oilseed stocks decline and stocks as a percentage of use drops to the lowest percentage since 1973/74.

Second, a severe weather problem next year would likely send commodity markets into a real panic attack. Under the low yield scenario, stocks declined more than 90 million tonnes and the stocks-to-use percentage would drop to less than 13%, the lowest percentage in modern history and even less than the low levels of the early 1970s.

Third, ideal growing conditions and another bumper crop are required not only to meet projected growth in demand but also to build stocks to more secure levels. Under the high yield scenario, stocks increased to a level that provides more cushion to absorb a potential supply shock in 2010.

Despite fallout from the current financial crisis, this analysis indicates that agricultural commodity markets will have to price in this need for more area and higher yields in 2009. We expect that the main field crops, especially corn and soybeans, will wage another fierce battle for acreage during the next several months. Slide seven shows that 2009 futures prices, while down from the peaks earlier this summer, and hit hard this past week, still remain at high levels with new crop soybean, wheat and corn prices trading in the $11, $7.50 and $5.50 per bushel range, respectively.

Those prices still support profitable farm economics and solid crop nutrient demand prospects. There is optimism on the farm. That may sound hard to believe for those of you listening from large financial centers but many farmers are harvesting record crops this year and selling them at the highest prices they’ve ever received. As slide eight illustrates, the U.S. Department of Agriculture recently estimated that U.S. net cash farm income would climb to $101 billion in 2008, despite the steep increases in crop input costs this year.

As noted at the start, a number of factors have riled up our crystal ball. But the agricultural outlook looks clear and rock solid to us. Now let’s turn to the market outlook for phosphate and potash.

In the case of phosphate, fundamental drivers continue to look positive. But as Jim noted, a number of factors have combined to slow new sales, increase producer stocks and cause us to reduce planned production during the next few months.

Slide nine shows that DAP and MAP stocks held by US producers at both on and offsite facilities climbed to 1.1 million tonnes on August 31. That was up 28% from the low level a year ago and was up 8% from the three year average for this date.

Many customers have stepped out of the market in order to assess how the recent decline in sulfur prices and an expected decline in ammonia prices will impact phosphate prices. Many buyers, especially those in the Americas, have that luxury given a full distribution pipeline.

The magnitude and speed of the drop in sulfur prices as illustrated on slide 10 is worth noting. A $450 per tonne decline in sulfur prices lowers DAP production costs approximately $180 per tonne. Lower sulfur and other raw material costs provide price relief for customers as well as cost relief for phosphate producers.

Distribution pipeline stocks increased last year, especially in the Americas. Slide 11 shows that global processed phosphate imports outside of China jumped 14%, or 2.7 million tonnes last year. World phosphate use increased in 2007 but some of the large increase in shipments last year was carried over for use this year. As a result, we expect that global import demand this year will decline slightly from the record of last year before increasing at a more normal rate in 2009.

The largest pipeline stock builds took place in Brazil and the United States. Slide 12 shows that Brazilian processed phosphate imports surged about 50% last year. Phosphate use increased 16%, so more product was positioned throughout the entire supply chain than was used by farmers last year. As a consequence, imports are projected to drop 21% as distributors work down inventories this year before rebounding in 2009.

In the United States, slide 13 shows that U.S. DAP/MAP shipments increased 9% while we estimate that phosphate use declined slightly during the fertilizer year that ended on June 30. As a result, we expect that domestic DAP/MAP shipments will drop from about 7.8 million tonnes last year to 7.1 million tonnes in 2008/2009. Recent statistics indicate that the destocking of the pipeline has begun. Domestic shipments from June through August dropped 24%, or almost 500,000 tonnes compared to the high levels a year ago.

Swings in pipeline inventories should not be confused with changes in use. Despite the projected drop in producer shipments this year, our Brazilian team forecasts that crop nutrient use will remain flat to up a couple of percent and we estimate that U.S. phosphate use will remain about even with last year.

Managing through swings in pipeline inventories is part of this business and is not unique to phosphate. As I noted at the start, phosphate fundamentals still look positive to us. You can see from slide 14 that India is expected to import a record smashing 5.3 million tonnes of DAP and MAP this year. And as you can see from slide 15, high export taxes have reduced Chinese DAP/MAP exports during the last several months.

Our assessment is that it may take another 60 to 90 days for raw material costs to stabilize, for customers to work down large pipeline inventories, and for the return of a more normal flow of phosphate through the very long and very large distribution pipeline.

We continue to advise our customers to monitor three fundamental factors, grain and oilseed prices, raw material costs, and Chinese export policies for a cue on the direction of the phosphate market. As I noted earlier, our crystal ball is clouded a bit but at this point it looks to us like each of these drivers points in a positive direction in the medium term.

In the case of potash, the most recent statistics indicate that the market remains tight.

Slide 16 shows that stocks held by North American producers at both on and offsite facilities dropped to just 550,000 tonnes K20 on August 31, the lowest level in modern history and equal to only two weeks of production by North American producers.

Record demand continues to fuel the potash market. Slide 17 shows that after surging 16% last year, world import demand is projected to increase modestly this year and then increase another 6% in 2009. The small increase this year is especially impressive given that imports by China likely will drop more than 35% due to the delays in settling 2008 contracts. Slide 18 shows that shipments to China dropped significantly during the first half of this year, but large increases in almost every other market more than made up for this decline.

The resumption of more normal shipments to China during the second half of this year, the expectation of more timely settlements of the 2009 Chinese contracts, and strong demand prospects in other major importing markets are expected to keep potash moving at a breakneck pace not only the rest of this year, but throughout 2009.

On the domestic front, we project that potash shipments and use will remain about flat in 2008/2009. This forecast assumes that corn and soybean acreage will increase to 91 and 76 million acres, respectively, and that wheat acreage will decline to about 60.5 million acres. It also assumes that application rates on major crops will remain flat to down modestly as farmers respond to record prices by utilizing advanced technologies such as variable rate application.

Jim, those are the key points I wanted to make. I’m sure we’ll have time in the Q&A to go into more detail on some of them.

Jim Prokopanko: Thanks, Mike. I would like to reiterate a few points that Mike just made. First, swings in pipeline stocks should not be confused with changes in use. The fundamentals of our core businesses beginning with the basic need to plant more acres and grow higher yielding crops remain positive. Record demand continues to fuel both the potash and phosphate markets but we are taking the decisive steps necessary to work through the temporary slowdown in the movement of phosphate through the distribution pipeline.

I would like now to shift to our financial guidance as summarized on slide 20. Due to the near term factors we have outlined phosphate sales volume guidance for fiscal 2009 has been reduced modestly to a range of 8.0 to 9.0 million tonnes. We expect the majority of the reduction in sales tonnes will occur in the second fiscal quarter. Mosaic’s realized DAP price, FOB plant, for the second quarter of fiscal 2009 is estimated to be $1,020 to $1,080 per metric tonne, slightly higher than Q1 levels.

Potash sales volume guidance for fiscal 2009 remains unchanged at 8.2 million to 8.6 million tonnes. We are producing all we can as fast as we can and we wish we had more inventories at hand to sell to satisfy customer demand. Mosaic’s second quarter fiscal 2009 average realized MOP price, FOB plant, is estimated to be $560 to $620 per tonne.

We are tempering our second quarter outlook for phosphate volumes, though our full year results should still be outstanding by any measure, including the generation of substantial cash flow.

Now, let me comment briefly on Mosaic’s cash position. As all of you are keenly aware, we are experiencing tumultuous events in the financial markets. Clearly, liquidity is king right now and our strong focus on building cash and a fortress balance sheet is serving us well. You can expect us to maintain our disciplined approach to liquidity management and cash allocation decisions.

As a reminder of our intentions regarding the use of cash, our first priority is to invest in our plants and mines for high return growth and energy reduction projects as well as for sustaining projects to ensure efficient operations. To this end, our capital expenditures will more than double this fiscal year to approximately $1.1 billion.

Our second priority is to maintain a substantial amount of cash as a liquidity buffer. The need for this is obvious, given recent credit market dislocations, and would be even more so if our business was not performing as well as it is now.

Third, we intend to distribute excess cash to shareholders when appropriate. To this end, we implemented a modest regular dividend just last quarter, far sooner than we originally expected. We know that some of you are looking for more and we are evaluating more meaningful distributions of cash in the future and the appropriate means for doing so. Before that can happen, note that our current credit agreement limits the amount of distributions we could make so a necessary first step is to redo — we have to redo or amend our credit agreement. Not a simple task in today’s credit environment. In the meantime, current events suggest this is a great time to maintain a substantial cash balance.

In closing, I want to emphasize four key points as summarized on slide 22. First, we had a very good first quarter and expect strong year-over-year earnings growth throughout the rest of this fiscal year. Agricultural fundamentals remain positive and Mosaic employees around the globe are executing effectively.

Second, potash fundamentals remain robust and we like the outlook for this business and we are moving ahead with our previously announced expansion plans.

Third, we also like the outlook for the phosphate business and here too we are well positioned to capitalize. We are responding aggressively to a near term hiccup in the supply-demand fundamentals and expect more robust market conditions in the second half of the year and though volume may be weaker this year than first thought, margins remain excellent. This is a very good business and an excellent industry and we are executing our plans with discipline and focus.

Finally, we are certainly aware of the instability in global financial markets and are closely monitoring and evaluating the risk this may pose to us as well as to our customers and suppliers. This is not, however, distracting us from our primary goals of serving our customers well, engaging all of our employees in the execution of our strategy, and generating strong returns for our shareholders. You can count on this management team to maintain our focus and perspective, even in the midst of these challenging circumstances. Thank you very much for listening.

Now, we’ll be happy to take your questions.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS) And your first question comes from the line of Edlain Rodriguez of Goldman Sachs. Please proceed.

Edlain Rodriguez: Good morning. Jim, quick question for you. What gives you confidence that DAP prices will remain at those levels, despite the decline in raw materials?

Jim Prokopanko: Edlain, thanks for the question. What I would suggest is that the focus needs to be on margins, not on sales price. And that’s what’s driving our bottom line is the very strong margins we’re seeing. So although we may miss and could possibly be wrong with what our sales forecast is, we’re comfortable and confident in our margins. If we see input costs go down, that drives a reduced sales price, we still see good margins in this business.

Edlain Rodriguez: Okay. And also as a follow-up, in the factors that you cite and I think Mike cites some of them that result in the softness in phosphate right now, like which ones are more concerning to you, would you think, or probably likely to persist for a while and which one do you think is just a temporary blip?

Jim Prokopanko: Well, what is the most concerning? Well, we’ve got to watch what is happening with grain prices and returns to farmers. And that’s going to drive final use numbers. Less concerning is the — but very real, is the bulge in the pipeline stocks and we see this as a bulge in the pipeline, not a reflection of actual farmer use.

Edlain Rodriguez: Okay. Thank you.

Operator: Your next question comes from the line of Donald Carson of Merrill Lynch. Please proceed.

Donald Carson: Yes, thank you. Jim, a couple questions. One, on margins, which you rightfully notice the focus here. Your call on sulfur was pretty good because it has come crashing down, at least internationally. What kind of lag do you see though, for sulfur pricing coming down in the US, given there is still some tightness post all the refinery outages? And then a couple questions for Mike Rahm. One, if fall fertilizer applications fall a little short, because of the compressed season, can you make that up in the spring? And then secondly, in terms of — you talk about your — you gave us your acreage outlook for corn and soy. Corn margins are still above soy but in a world of constrained credit, soy takes a lot less working capital, just wondering what impact that might have on the acreage balance next spring?

Jim Prokopanko: Don, on the sulfur prices, we have quarterly contracts as you know. We just concluded our third calendar quarter, July, August, September, we’re negotiating with sulfur producers, they have not been prepared to capitulate on the price but the world prices that we’re seeing reported to be down as low as $400 and some unreported but stories of $200 sulfur prices being posted, we expect that that will start hitting our production facilities over the next three months (Oct- Nov- Dec). When we conclude our fourth quarter calendar contract. So it’s around the corner for us.

Donald Carson: So you don’t expect any lag to that international fall, then?

Jim Prokopanko: There will be a lag in terms of our inventories. We do have product purchased at the higher prices so it will get blended in, a little slower going down just as it’s slow going up to get the full impact, the negative impact. But we see over the next few months that we will be getting much, much lower sulfur prices.

Larry Stranghoener: Don, its Larry. Just to be clear. We would expect higher costs per tonne in our second fiscal quarter because of this lag effect that Jim cites before what could be a very significant decline in costs per tonne in the third and fourth quarters of the year.

Donald Carson: Okay.

Mike Rahm: Don, this is Mike Rahm, in terms of your two questions. We expect a good fall season, assuming the weather cooperates. Farmers are taking a big crop off. We think they’re in a very good financial position, strong balance sheets. We have not picked up widespread stories about serious credit constraints. So I think we’re poised for a very good fall season. And as you say, the crop is two to three weeks late. That could be the only fly in the ointment there.

If the fall turns out to be disappointing can we make it up in the spring, and I think, although our supply chain will probably cringe, I think the answer to that is clearly yes. We’ve had a couple analog years in the past where fall shipments for whatever reason have been down. There’s been huge shipment requirements during the spring season and despite a lot of grinding and nashing of teeth, product has been delivered to people in time for the spring application season.

The second question on soybean acres and working capital and how that might impact soybeans versus corn, that’s a very good question. Again, I would go back to what we said earlier, that we’re not picking up a lot of issues with respect to credit at this point in the countryside. I agree with your assessment that corn prices I think may have to move up to pull in the acres that we think need to be planted to keep that S&D in balance. So as I said in the remarks, we fully expect that there will be another battle for acres once the harvest is in and once these crops start competing for what we think is the area they need for next year.

Donald Carson: Thank you.

Operator: Your next question comes from the line of Mike Judd of Greenwich. Please proceed.

Mike Judd: Yes, I got on the call a little late so I apologize if you’ve already discussed this, but your Taft plant, can you talk a little bit about the impacts of that, I believe it was out for part of the quarter. And is it back up or is that part of the plan to keep that down so that that would be an area where you wouldn’t produce as much DAP?

Jim Prokopanko: Good morning, Mike. No, we haven’t addressed that question. I think you said Taft. You’re referring to our Uncle Sam and Faustina plants in Louisiana. Yes, they suffered some damage. Mostly wind damage, thankfully no water damage in the hurricane Hanna, I think it is. I’m losing track of the hurricanes that came through. Gustav. I’m sorry. We’ve been down, and probably will be down for about a month. We’re getting the plant up and in production and it’s not a plant that — it probably was out, oh, approximately 30 days, back running now and with its capacity to produce phosphate and loaded on the river, that’s a plant we’re going to keep running. I think — I’ll answer a question that you may have had implied in there is how are we going to take out the 500,000 to 1 million tonnes. What we plan to do is just feather back production at our Florida facilities and don’t see taking a curtailment of any plant but just take the foot off the accelerator a little bit.

Mike Judd: Okay, just as a follow-up, for those of us who aren’t farmers, I certainly can appreciate that they’re having a good crop and their balance sheets are going to look pretty good. But don’t farmers basically have to borrow a lot of money in order to basically finance the purchase of a lot of raw materials, including fertilizers? I’m just trying to understand how that works out for your average farmer. Can you kind of just walk me through that?

Jim Prokopanko: Well, Mike quoted a number, I think it was 2007 crop year we’re estimating farms to have a net farm cash income of $101 billion. That is — that’s the third consecutive outstanding year they’re having. I think two years ago they had a good year and it was about a $60 billion net farm cash income. Farmers are — they have got good balance sheets, good farmers have cash on hand and yes, they may have to get some financing, but that’s a solid place for banks to be investing. Good security on the farm. And we — we’re sensitive to it but we are not seeing at this point farmers being stressed for capital to plant the next coming crop.

Mike Judd: Okay. Thanks for the help.

Operator: Your next question comes from the line of Mark Connelly of Credit Suisse. Please proceed.

Nils Wallin: Good morning. This is actually Nils Wallin sitting in for Mark. I had a question actually about inventory levels in Brazil. Obviously, that’s one of the key issues here. Is there any specific area where you’re seeing the inventory build? Is it sitting at the ports? Is it at distributors? Is it already at the farm, just waiting to be used? Could you give us some color on that?

Mike Rahm: Nils, this is Mike Rahm. Yes, inventory levels are high in Brazil and our assessment is, it’s pretty much throughout the distribution pipeline. As you know, we’re approaching peak application season there and our expectation is that those will get pulled down. To give you some numbers, through August, shipments to farms in Brazil were up about 10%. I think at the end of July, they were up almost 19%. So August and the expectations when the numbers for September come in is that shipments to farmers have slowed down, as they have bought early. We expect that Oct – Nov - Dec will be respectable months and that by the end of the year when all the tonnes are counted, Brazilian fertilizer use will probably be equal to last year which was 24.6 million tonnes of use, to maybe even up a couple of percentage points, depending on how things play out between now and the rest of the — and the end of the calendar year. So yes, pipelines generally are well-stocked, prior to the start of these seasons and then that’s what we’re seeing in Brazil and we saw a lot of product get placed early and things are slowing down now in terms of movement to the farm. We expect them — we expect them to pick up in the fourth calendar quarter.

Nils Wallin: Thanks. And just a follow-up, I mean, we’re hearing in regions like Matto Grasso that they’re actually given a drop in soybean prices that farmers may be under water to a certain degree. What is your sense of the farmers down in Brazil, able to fund their purchases of fertilizers? Are they going to cut back? Will this necessarily mean that it will take longer to draw down the inventory in Brazil?

Mike Rahm: That’s a good question. A couple points. Again, this is Mike, again. Two things in play. We’ve seen the real weaken and that has given a boost to the export oriented agricultural sector there and in fact, the depreciation of the real has to some extent made up for much of the recent decline in soybean prices. So I think you have to keep that in mind. Think in terms of real per bag or real per bushel as opposed to dollars per bushel and our assessment from the team down there is that generally we think overall planted area is going to be up a little bit. How much — how intense they are in terms of applying inputs is more uncertain. We think there may be less intensity than we’ve seen in the past but we think acreage or area will be up.

Nils Wallin: Thank you very much.

Operator: Your next question comes from the line of David Silver of JPMorgan. Please proceed.

David Silver: Yes, hi. I have kind of two questions. One is kind of a small board question and then a very larger board question. I wanted to ask you about your industrial potash business. So that’s an area where Mosaic I believe has a leading market position. Your key competitor I think is suffering either official force majeure or unofficial force majeure, does that present any opportunities for you or is that business that, because you are a little bit short on inventories heading into this year, that that business is fundamentally just going unmet? Can you talk about the opportunity that you have there from some unmet demand on the industrial potash side?

Jim Prokopanko: Yes, good morning, David, Jim Prokopanko here. You’ve picked up on an important point and particularly if you’re the industrial customer that relies on the various products that come from potassium chloride, potassium hydroxide and so on. Food preservatives are a big user of it, plastic packaging goods. And yes, one of the major producers with their supply problems, some industrial accounts have been — have force majeure declared on them. They’ve called us. We have not been able to find the extra production or the inventory to serve them so that’s not something we can step in and fill. Our product is—industrial potash production is fully committed. Every tonne that we’re pulling out of the ground and producing has got a designated customer on it. So simple answer, no, we can’t fill some of the unmet needs right now. All of our customers are being taken care of.

David Silver: Okay. Now, I apologize for kind of a long-winded preamble here, but Jim, or maybe Mike, I’d like you to maybe comment — this is going to be a question of how we should think about the DAP market here versus the potash market. In other words, when I think of the change in supply capability for DAP and potash year-over-year, I think it’s about the same, couple percent up. When I think about the demand profile, corn, wheat, soy, cotton, et cetera I also think that the ultimate end market demand profile for P versus K is pretty similar. However, here through the end of the summer we’ve had a very different pricing action between potash, which seems to be stable, to higher, and DAP which seems to be weaker. Can you talk about, from your perspective as kind of a member of both of the export marketing agencies for potash and phosphate, can you talk about what you think the key differences are that have led to this difference in recent price performance? Is it the distribution channel? Is it the size and the shape of your different customers? Is it longer supply chain? What kind of gives the potash market that firmness here that seems to have eluded the DAP market?

Jim Prokopanko: David, let me — it’s Jim again. Let me give an answer and Mike, if I miss something, why don’t you just add to it. I think what has occurred this last couple quarters is that we have seen the rise in phosphate prices precede the increase in potash and so over the last couple quarters with rapidly escalating phosphate prices, dealers, distributors, retailers have been eager and motivated to get phosphate product into the warehouses before they saw further price increases. So what we see now is this bulge in the pipeline. They filled up, anticipating just further price increases.

Potash was later to start seeing escalating prices. We had a reduction in China last year of potash demand. So that left — it was just a little later that potash started facing growing strong global demand. Phosphate space and dealers and warehouses are full. They can’t really take much more. There’s a view now that — and I think a correct view that I subscribe to that potash demand is going to come back, particularly with the Chinese having to restock their pipeline, which is contrary to what we’re seeing in North America, very low, particularly in potash. So the Chinese have to come back and start buying product. And so the anticipation is with them having to buy as much as 50% more as they did last year, it’s potash’s turn to be out of balance in terms of supply and demand. Mike, would you add anything to that?

Mike Rahm: Yes, David, I think that’s a great question. And then I think the answer is that we don’t necessarily see as many differences as what might appear today. I think if you think of our business, I would say as a long distribution pipeline or supply chain at one end you have farmers who are using the product, about two days out of the year. There’s either a spring application or fall application. At the other end of the pipeline, you have mines and processing plants that are operating 24/7/365. And throughout the course of the year, you have a flow of product moving through that very long and very large pipeline. There aren’t all that many sources of supply in terms of where these minerals are found and as a result, we sell product to farmers in every corner of the globe. So the pipeline’s long and given the differences between how we produce it and how farmers use it, it has to necessarily be a very long pipeline.

As I said in the comments that swings in the pipeline are not unique to phosphate. We have short memories. Go back about two and-a-half years, the first half of 2006, we were in the same boat with potash. Inventories had built sharply in North America. The Chinese and Indians were in a protracted negotiation with suppliers. And we were scaling back our potash mines because the system was plugged. And so think of it in terms of our production facilities in phosphate have about three weeks of production space. So we have to continually move product through that pipeline. And when we say we believe the fundamentals are good for both of these nutrients, that sort of relates to what’s coming out at the end of the pipeline and what’s going in. We think that balance is very positive and that’s why we like both of these businesses.

Now, I think just to elaborate on a couple points Jim made, phosphates are different in the sense that there are two important purchased raw materials, namely sulfur and ammonia for integrated players and this past year we’ve seen wild swings, unprecedented swings in those raw material costs which have caused prices to go up and now they’re causing prices to come down and when prices go up, that increases the rates of flow of a product coming from producer points and pipelines will build and it’s a very, very large pipeline. And it is — as we’ve said, we think it will take 60 to 90 days to pull that down and the pipeline will probably go to very low levels. But at the end of the day, if you’re concerned about how much needs to come out of the end of the pipeline versus how much needs to go in, we like both of these businesses.

Probably another factor that is important between the differences is the China factor. Last year, when pipeline stocks built, China was there pushing product into the pipeline, feeding the tremendous demand on the part of distributors to build these stocks. This year, they’ve — haven’t quite disappeared but they certainly have cut back a great deal. So the fact that there are purchased raw materials for phosphate that causes prices to swing up and down and the China factor are two differences I think that make phosphate a little bit different than potash. So sorry for the long-winded answer, but that’s kind of I think how we view these two businesses.

David Silver: Thanks very much for the very thorough answer.

Operator: Your next question comes from the line of Mark Gulley of Soleil Securities. Please proceed.

Mark Gulley: Yes, two questions. First of all, in the real world farmers — it sounds like dealers are going to have to take LIFO charges given the fact that they have purchased product on the DAP side at much higher prices and are going to be pressured by their customers to perhaps sell lower prices. So are LIFO charges going to be a problem for your customers, the dealers and what about LIFO charges for Mosaic given how you account for these things?

Jim Prokopanko: Let me comment, Jim Prokopanko here. Hi, Mark, glad you’re on the call. Dealers have been buying over the last three, four months, that’s what in their warehouses and there are some very handsome prices they have in those warehouses. By that I mean low prices. So I think the dealers are going to do just fine when you look at their average blended fertilizer prices. Larry, I’ll let you comment on the Mosaic situation. Bottom line, I don’t see this as at all an issue for the retailer and dealer.

Larry Stranghoener: Mark, it’s not a concern for us at this point. With our inventories, there is still a very healthy margin between the average cost of product in inventory and current selling prices and as we indicated earlier we would expect that the cost of product to be coming down over the coming months, over the next three to six months. So we don’t think this is an issue for us.

Mark Gulley: Okay. And Mike, you talk about the optimism that farmers feel, based upon the ‘08 harvest and I appreciate that. But I can’t think that they’re that optimistic about the price cost squeeze facing them for ‘09. As crop prices ease as your graph shows and these costs are rising, do you think you’re going to see a lot of sitting on hands by farmers and/or demand for lower prices as they try to confront a price cost squeeze for next year?

Mike Rahm: Well, actually when you look at the 2009 farm economics, they — if you plug in 2009 new crop prices, versus current spot prices for crop nutrients, expected prices for seed corn, diesel and so forth, those economics are not a heck of a lot different than the 2008 economics. Assuming that a producer sold the crop at these new crop prices, less a basis. So our assessment of farm economics still remains very positive.

Mark Gulley: Okay. Maybe I’ll follow-up offline. Thanks very much.

Operator: Your next question comes from the line of Brian Yu of Citigroup. Please proceed.

Brian Yu: Thanks. Jim, taking what we’ve learned from the current destocking phase in the phosphate market, does this alter your approach to selling product in the future or your restart plans at South Pierce?

Jim Prokopanko: Well, to the first question, hi, Brian. We — does it change our approach? Well, we had some advice from analysts and investors that when the prices were going up we should be more spot oriented and I don’t know if you suggest that we should be longer pricing now but no, we haven’t changed our pricing. We are — we are being thoughtful about when we price and how far out we go. It’s a long supply chain, you’ve heard that from us a number of times, so there’s just the logistics and the physics of it all, you could — you have to price out 6 to 8 to 10 weeks out and so we’re not really changing that. We’re being cautious in terms of our potash pricing, beyond our November time. We’ve had programs out and have made our, call it the fall sale program has been done so we’re cautious going out much beyond the next eight weeks. And so the South Pierce question next is something that is going to be caught up in this reduction of phosphate production and we’ll put that on indefinite hold and we’re partially down that road but in terms of the capital spending, nothing really material on that. So that won’t be coming online until we see this bulge in the pipeline being reduced.

Brian Yu: Okay. Yes, my question wasn’t so much with pricing but just more of how you approached shipping product. You have a pretty good sense of what demand is going to look like. And given your leadership role in the industry is there any way for you to control the outbound flow of product so that you don’t end up oversupplying the chain for the future?

Jim Prokopanko: Well, okay, so I guess what I hear you asking, Brian, are we — should we take a management approach and what’s in the pipeline. I think we’re — we’ve got a production engine that produces in the range of 800,000 tonnes a month and we’ve got about three weeks of storage capacity. So we’re going to move it as the various markets in the world need it and as we produce it and so there is — there’s not a lot of room to control that throttle.

Brian Yu: Okay. And second question, you commented earlier that with the phosphate business it’s more about margins rather than pricing, so taking a look at margins in phosphates, Mosaic generated $517 per tonne of product sold in the phosphate business, excluding various smart market adjustments. What type of margins do you think Mosaic needs to get for its products to fully value the resources going forward? Is it in the $500 per tonne area? That’s the type of margins that you see yourself trying to defend?

Larry Stranghoener: Yes, it’s Larry speaking. The margins that we’re currently generating that we generated in this past quarter are at historically high levels. At very attractive levels. As we indicated earlier, because of the lagging effect of rising sulfur and ammonia costs before we start to see the downturn, we think that that margin will likely decline in the second quarter. We do believe, however, we will see very healthy margins and recovering margins in the second half of the year and I would emphasize, again, that the margins that we are currently seeing, that we expect to see are high by any historic measure for the phosphate industry.

Brian Yu: Okay. Thank you.

Operator: Your next question comes from the line of Vincent Andrew of Morgan Stanley. Please proceed.

Vincent Andrew: Thank you. I guess if I could just quickly ask, you mentioned earlier that there was some analog years in answer to Carson’s question where you were able to make up for the fall and the spring. Could you just provide us with what those years were?

Mike Rahm: I think the best year is — was it 2006/2007, where when you looked at the total shipments of all fertilizer products, and I’m talking primarily about solid fertilizer products so we looked at urea, DAP, MAP, potash and you compared it to shipments during the previous five years, they were off dramatically. In, I think it was the fall of 2006 and given the very strong — that was the year when I think we had 93 million acres of corn or whatever. So there were big demand requirements next spring and yet we ended the first half of the fertilizer year with shipments below normal for I think virtually all of those products. And there was a huge shipping requirement for the spring of 2007, I believe it was. And I think we had some help from weather. I think there were — it was a pretty orderly break to the season. And in the end, after lots of concerns about people not getting product and I think there were a few scattered outages here and there, but by and large, the supply chain was able to produce or deliver the tonnes that were needed. So the best analog year I think was ‘06, ‘07. We can go back and take a look at those numbers if you would like to follow-up with that.

Vincent Andrew: Okay. And can I — I apologize, I was late getting on the call. If you covered this already I’m sorry. Could you talk about how you came to the production cut volume numbers and how you see kind of the delta between, one and the other and why you think that the high end is the max you’ll have to do?

Jim Prokopanko: Jim Prokopanko, Vincent, here. We did our forecast of a global demand by geography, by customer, worked it up from what our sales force in the country anticipate for customer requirements and backed it into our production schedule and our judgment is, with — is that something in that range, given all that we know now and know today and grain price that’s we’re facing, this is our best judgment of what will balance out the supply demand chain.

Vincent Andrew: What price of corn were you assuming in that analysis?

Jim Prokopanko: Oh, we’re looking at the — I think we’re — the kind of values that we’re seeing today this week, we’ve seen a bit of weakening in the commodity markets, the grain and oilseed markets the last couple weeks and sort of projecting that, in that range.

Mike Rahm: Jim, the other, some key assumptions there, we mentioned before domestic DAP/MAP shipments dropping from 7.8 to 7.1 or 7.2. We expect Chinese exports in 2009 to — of DAP and MAP to remain in that 2.5 million-tonne range. We expect a rebound in Brazilian imports, I think we mentioned a 9% climb. So there are a number of assumptions that go into that. And those are our best estimates, guesses at this point.

Vincent Andrew: What do you assume for the Chinese export tariff post December 30?

Mike Rahm: It’s a difficult call. I mean, it’s — you saw from the chart that Chinese exports have really tailed off. I think that policy is — I wish we knew. I’m not sure the Chinese officials are agreed upon what they intend to do.

Vincent Andrew: Okay. But I mean, if — let’s assume then that the tariff goes away. What would that mean to your production forecast, do you think?

Mike Rahm: That’s hard to say. I mean, it’s difficult to speculate on that. As we’ve said all along, China is a big swing factor.

Vincent Andrew: And if we think about the non integrated phosphate producer now, where — how should we think about the break even cost of production there and how are you thinking about what their production plans might be? Obviously some of the raw material costs are going to come down.

Mike Rahm: Right now, I think for fourth quarter asset prices in India they were settled at $1,920 roughly, given spot prices of ammonia. We think the cost of those raw materials delivered per tonne of DAP is about $1,085. So they have reflected those differences. So when you look at Indian DAP production, we think it’s going to be 3-point — below 4 million tonnes, 3.7 million tonnes, down dramatically from what we’ve seen in the past so India is importing more DAP and less raw materials and immediate products to produce DAP.

Vincent Andrew: Okay. And then lastly, how should — how are you thinking about the seller of the rock to the non-integrated producer? How do you forecast the risk or think about the risk that there would be a price cut in gross rock to a non-integrated producer.

Christine Battist: This is Christine. We need to wrap up the call. So we’ll take this offline.

Vincent Andrew: Okay. Thanks, everybody.

Operator: Your next question comes from the line of Steve Byrne of Merrill Lynch. Please proceed.

Steve Byrne: Thanks, I’ll get right to it. Larry, were there any unusual costs in the fiscal first quarter in either business? It looks like unit costs backing out provincial taxes on potash and backing out the sulfur and ammonia costs on phosphate just appeared higher than they have been in the last few quarters. Was there anything unusual?

Larry Stranghoener: The mark-to-market charges, Steve, that we—?

Steve Byrne: I backed that out too.

Larry Stranghoener: You’ve broken out. The other issue would just be volume just being generally lighter so unabsorbed overhead was an issue in the quarter. Otherwise, there was nothing of any significance that stands out. We estimated reclamation cost, that was a minor bit in the phosphate business. But nothing else that was particularly noteworthy, Steve.

Steve Byrne: Okay. Thank you.

Christine Battist: That will have to conclude our formal comments of the call today and we’ll be happy to take your questions back at the office.

Operator: Thank you for your participation today’s conference. This concludes the presentation. You may now disconnect. Good day.